Exhibit 99.1

Contact:	Bob Butter
Office: 412-820-1347 / Cell: 412-736-6186
bbutter@tollgrade.com

TOLLGRADE REPORTS SECOND QUARTER 2005 RESULTS

PITTSBURGH, PA – July 20, 2005 — Tollgrade Communications, Inc. (NASDAQ: TLGD) today reported revenue of $17,091,786 and earnings of $0.09 per share for the second quarter ended June 25, 2005. In comparison, revenue and per share results for the second quarter of 2004 were $15,465,810 and a loss of ($0.01) per share, respectively. On a year to date basis, the Company recorded revenues of $31,366,410 and earnings of $0.03 per share for the six month period ended June 25, 2005; revenues were $33,072,960 and earnings were $0.07 per share in the corresponding period of the prior year. Revenues and earnings per share for the second quarter of 2005 were at the high end of the range of estimates the Company provided on April 20, 2005, which indicated sales would range from $14 million to $18 million, and earnings per share estimates of ($0.03) to $0.09.

“Our second quarter was favorably impacted, in large part, by the closing of projects and sales agreements that had been delayed until the second quarter of 2005,” said Mark B. Peterson, Tollgrade’s President and Chief Executive Officer. “We were particularly pleased with the contribution made by our DigiTest® products, primarily as a result of our project in Saudi Arabia as well as sales to our CLEC customers as they continue to expand their networks,” Peterson continued.

“As we focus on current sales opportunities, we are actively evolving our portfolio of solutions to align more closely with the customer’s focus on new network and service platform development,” Peterson added. “We plan to be an active participant in the fundamental network migration currently underway to retain and win broadband customers as we help them maintain the quality of their current network and associated services.”

Second Quarter 2005 Revenue Results

Sales of Tollgrade’s DigiTest system products were $5,171,000 in the second quarter of 2005, compared to $1,181,000 in the same period of 2004. DigiTest system revenues increased in the second quarter of 2005 compared to the second quarter of 2004, primarily due to deployment of products into Saudi Arabia and increased RBOC LTS modernization initiatives and rollout of DSL pre-qualification programs, as well as existing CLEC customers continuing to purchase DigiTest products to support their expanding networks.

Overall sales of cable hardware and software products were $4,780,000 in the second quarter of 2005, compared to $6,387,000 in the second quarter of the prior year. During the second quarter of 2005, we experienced strong sales from our DOCSIS® certified transponders, offset by an expected reduction in legacy transponders and associated headend equipment and a decline in sales of our legacy CheetahLight™ Cable equipment.

Sales of LoopCare™ software products separate and unrelated to the Company’s DigiTest system products were $639,000 in the second quarter of 2005 compared to sales of $543,000 in the comparable period of the prior year. The LoopCare software product line, which involves software license fees that are individually significant in amount, typically has long and less predictable sales, purchase approval and acceptance cycles. Consequently, revenue from this product line can fluctuate significantly on a quarter-by-quarter basis.

LoopCare software license fees and services revenues, including the separate software products previously discussed, increased to $4,027,000 in the second quarter of 2005 from $2,782,000 in the comparable period of the prior year. The second quarter of 2005 includes two quarters of revenues related to one of the Company’s RBOC maintenance agreements, which was formally extended on June 24, 2005, extending its December 31, 2004 expiration date through July 31, 2005. The extension contemplates the continuing negotiation of a new three year agreement with that RBOC.

Overall sales of the Company’s MCU® products, which extend testability into the POTS network, were $2,113,000 in the second quarter of 2005, compared to $4,157,000 in the corresponding prior year quarter. MCU sales to RBOCs were down 49% from the comparable period of the prior year, and OEM sales of that product also declined substantially, due to lower overall demand for digital loop carrier systems and lower levels of POTS testability initiatives.

Second quarter 2005 sales from Services, which include installation oversight and project management services provided to RBOCs and fees for software maintenance, were $4,389,000, an increase of 37% compared to $3,198,000 in the second quarter of the prior year. As previously discussed, second quarter 2005 results include revenues for two quarters related to the extension of one of the Company’s RBOC maintenance agreements, as well as service revenues associated with Saudi Arabia.

Second Quarter 2005 Financial and Operating Data

Gross profit for the second quarter of 2005 was $9,444,004, an increase of $1,752,322, or 22.8%, from the second quarter of 2004. As a percentage of sales, gross profit for the second quarter of 2005 was 55.3% versus 49.7% for the prior year quarter. The Company’s gross margin is sensitive to product sales mix. The increase in gross margin is associated with the sales mix which included more DigiTest and LoopCare software and maintenance product sales, and less lower-margined DOCSIS-based cable product sales.

Overall operating expenses of $8,026,296 for the second quarter of 2005 decreased $133,057, or 1.6%, from $8,159,353 in the second quarter of 2004. Selling and marketing expenses in the quarter were $2,437,768, an increase of $54,626, or 2.3%, from the same period in 2004. General and administrative expenses increased $234,225, or 14.1%, from $1,661,246 in the second quarter of 2004 to $1,895,471 in the same period in 2005. This increase is primarily attributable to an increase in bad debt expenses, casual labor, and salaries and wages. Research and development expenses for the second quarter of 2005 were $3,693,057, a decrease of $421,908, or 10.3%, from the second quarter of 2004. This decrease can be primarily attributed to lower salaries and wages, employee benefits, consulting, professional services and prototype expenses.

The effective tax rate for the second quarter of 2005 was approximately 30.0%, compared to approximately 66.3% in the prior year quarter. The decrease is directly related to the proportional impact of certain permanent items on the calculation, including tax exempt interest and the level of international sales.

The Company’s order backlog for firm customer purchase orders and signed software maintenance contracts was $11,866,684 as of June 25, 2005, compared to backlog of $14,710,000 as of December 31, 2004. The decrease is primarily attributed to the timing of the expiration of certain RBOC maintenance agreements up for renewal and the completion of significant milestones for certain large projects. The backlog at December 31, 2004 and June 25, 2005 included approximately $5,487,000 and $4,727,000, respectively, related to software maintenance contracts, which is earned and recognized as income on a straight-line basis during the remaining terms of the underlying agreements. At June 25, 2005, the Company had executed maintenance agreements with three of its four RBOC customers, while the fourth was under extension through July 31, 2005.

Management expects that approximately 59.7% of the current total backlog will be recognized as revenue in the third quarter of 2005.

Third Quarter 2005 Outlook

“Regarding our third quarter 2005 outlook, we have a number of projects included in our forecast which are subject to competitive elements, customer budget availability and product acceptances,” said Peterson. “The ongoing shift in revenue from historically predictable MCU sales to less predictable and longer lead-time broadband system sales will continue to necessitate a rather broad range of revenue and earnings guidance. As a result, we expect revenues in the third quarter, 2005 to range from $14 million to $17 million with earnings per share of ($0.03) to $0.08.”

“We have made significant progress in the second quarter of 2005 related to our deployment of our products into Saudi Arabia. However, this is a unique project and requires the support of a number of parties which can impact the timing of progress throughout the year,” continued Peterson.

Conference Call and Webcast

A conference call to discuss earnings results for the second quarter of 2005 will be held on Thursday, July 21, 2005 at 9:00 AM, Eastern Time. The telephone number for U.S. participants is 1-800-860-2442 (international: 412-858-4600). Please reference Tollgrade/Peterson to identify the call. The conference call will also be broadcast live over the Internet. To listen to this conference call via the Internet, simply log on to the following URL address: http://phx.corporate-ir.net/playerlink.zhtml?c=80100&s=wm&e=950055.

About Tollgrade

Tollgrade Communications, Inc. is a full-system provider of leading hardware and software testing solutions for the global telecommunications and cable broadband industries. Tollgrade designs, engineers, markets and supports test systems, test access and status monitoring products. The Company, which is headquartered in the Pittsburgh suburb of Cheswick, Pa., recorded 2004 revenues of $62.8 million. The Company’s web address is www.tollgrade.com.

TOLLGRADE COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(In thousands, except per-share data)

	Three Months Ended		Six Months Ended
	June 25, 2005	June 26, 2004	June 25, 2005	June 26, 2004
Revenues:
Products	$12,859	$12,268	$24,838	$26,722
Services	4,233	3,198	6,528	6,351

	17,092	15,466	31,366	33,073

Cost of sales:
Products	6,171	6,266	12,223	12,281
Services	936	998	1,732	1,857
Amortization	541	510	1,081	984

	7,648	7,774	15,036	15,122

Gross profit	9,444	7,692	16,330	17,951

Operating expenses:
Selling and marketing	2,438	2,383	4,675	4,855
General and administrative	1,895	1,662	3,730	3,595
Research and development	3,693	4,115	7,090	8,307
Retirement Expense	—	—	775	—

Total operating expenses	8,026	8,160	16,270	16,757

Income (loss) from operations	1,418	(468)	60	1,194
Other income	252	68	515	158

Income (loss) before income taxes	1,670	(400)	575	1,352
Provision (benefit) for income taxes	502	(265)	138	407

Net income (loss)	$1,168	($135)	$437	$945

Diluted earnings per-share information:

Weighted average shares of common stock and equivalents:	13,168	13,259	13,190	13,310

Net income (loss) per common and common equivalent shares	$0.09	($0.01)	$0.03	$0.07

TOLLGRADE COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	June 25, 2005	December 31, 2004
ASSETS

Current assets:

Cash and cash equivalents	$21,713	$32,622
Short-term investments	29,420	18,537
Accounts receivable:
Trade	12,740	10,691
Other	1,195	106
Inventories	12,483	12,941
Prepaid expenses	1,390	2,543
Deferred and refundable tax assets	2,337	2,107

Total current assets	81,278	79,547

Property and equipment, net	7,281	7,860
Deferred tax assets	209	176
Capitalized software costs, net	5,479	6,453
Intangibles	45,036	45,108
Goodwill	19,340	19,340
Other assets	326	350

Total assets	$158,949	$158,834

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,260	$1,087
Accrued warranty	1,907	2,081
Accrued expenses	2,331	1,772
Accrued salaries and wages	246	718
Accrued royalties payable	118	414
Income taxes payable	338	168
Deferred income	1,638	2,462

Total current liabilities	7,838	8,702

Deferred tax liabilities	3,165	2,623

Total liabilities	11,003	11,325

Total shareholders’ equity	147,946	147,509

Total liabilities and shareholders’ equity	$158,949	$158,834

—More —

TOLLGRADE COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Cash Flows
(In thousands)

	Six Months Ended
	June 25, 2005	June 26, 2004

Cash flows from operating activities:
Net income	$437	$945
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,315	2,266
Tax benefit from exercise of stock options	—	49
Refund and utilization of income taxes paid	212	273
Deferred income taxes	67	(48)
Provisions for losses on inventory	274	(87)
Provision for allowance for doubtful accounts	7	39
Changes in assets and liabilities:
Increase in accounts receivable-trade	(2,056)	(694)
(Increase) decrease in accounts receivable-other	(1,089)	38
Decrease (increase) in inventory	184	(877)
Decrease (increase) in prepaid expenses and other assets	1,177	(528)
Increase in accounts payable	173	687
Decrease in accrued warranty	(174)	(33)
(Decrease) increase in accrued expenses and deferred income	(265)	588
Decrease in accrued royalties payable	(296)	(119)
Decrease in accrued salaries and wages	(472)	(690)
Increase in income taxes payable	170	56

Net cash provided by operating activities	664	1,865

Cash flows from investing activities:
Purchase of short-term investments	(15,328)	(7,734)
Redemption/maturity of short-term investments	4,445	5,395
Capital expenditures, including capitalized software	(690)	(2,190)

Net cash used in investing activities	(11,573)	(4,529)

Cash flows from financing activities:
Proceeds from exercise of stock options	—	153

Net cash provided by financing activities	—	153

Net decrease in cash and cash equivalents	(10,909)	(2,511)
Cash and cash equivalents at beginning of period	32,622	31,060

Cash and cash equivalents at end of period	$21,713	$28,549

Forward-Looking Statements
The foregoing release contains “forward looking statements” regarding future events or results within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements concerning the Company’s current expectations regarding revenue and earnings results for the third quarter of 2005, its participation in the fundamental network migration currently underway in the telecommunications industry and its confidence in winning broadband customers. The Company cautions readers that such “forward looking statements” are, in fact, predictions that are subject to risks and uncertainties and that actual events or results may differ materially from those anticipated events or results expressed or implied by such forward looking statements. The Company disclaims any current intention to update its “forward looking statements,” and the estimates and assumptions within them, at any time or for any reason.

In particular, the following factors, among others could cause actual results to differ materially from those described in the “forward looking statements:” (a) the unanticipated further decline of the capital budgets allocated to legacy network elements for certain of our major customers; (b) the ability to make changes in business strategy, development plans and product offerings to respond to the needs of the significantly changing telecommunications markets; (c) possible delays in deployment of products under the Saudi Arabian contract due to project delays, political instability, inability to obtain proper acceptances or other unforeseen delays; (d) possible delays in, or the inability to, complete long term maintenance contracts with certain of our RBOC customers or to complete negotiation and execution of purchase agreements with new customers; (e) lower than expected demand for our cable testing products; (f) pricing pressures affecting our cable-related products as a result of increased competition, consolidation within the cable industry and the adoption of standards-based protocols; (g) our ability to close certain international opportunities, due to numerous risks and uncertainties inherent in international markets; (h) our dependence upon a limited number of third party subcontractors to manufacture certain aspects of the products we sell; (i) the ability to manage the risks associated with and to grow our business; and (j) the uncertain economic and political climate in the United States and throughout the rest of the world and the potential that such climate may deteriorate. Other factors that could cause actual events or results to differ materially from those contained in the “forward looking statements” are included in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”) including, but not limited to, the Company’s Form 10-K for the year ended December 31, 2005 and any subsequently filed reports. All documents are also available through the SEC’s Electronic Data Gathering Analysis and Retrieval system at www.sec.gov or from the Company’s website at www.tollgrade.com.

™LoopCare is a trademark of Tollgrade Communications, Inc.
™Cheetah is a trademark of Tollgrade Communications, Inc.
®DOCSIS is a registered trademark of Cable Laboratories, Inc.
® DigiTest is a registered trademark of Tollgrade Communications, Inc.
® MCU is a registered trademark of Tollgrade Communications, Inc.
® LIGHTHOUSE is a registered trademark of Tollgrade Communications, Inc.
All other trademarks are the property of their respective owners.

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